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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

NORDSTROM, INC.

(Name of Issuer)

COMMON STOCK, NO PAR VALUE

(Title of Class of Securities)

655664100

(CUSIP Number)

DECEMBER 31, 2003

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*  The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (12-02)

CUSIP No. 655664100

1.	Names of Reporting Persons. ELMER AND KATHARINE NORDSTROM FAMILY INTERESTS, L.P., a Texas limited partnership I.R.S. Identification Nos. of above persons (entities only). N/A

2.	Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)   ☐

     (b)   ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization TEXAS LIMITED PARTNERSHIP

	5.	Sole Voting Power
		-0-

Number of	6.	Shared Voting Power
Shares		5,678,224
Beneficially
Owned by Each	7.	Sole Dispositive Power
Reporting		-0-
Person
With:	8.	Shared Dispositive Power
		5,678,224

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,678,224

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount In Row (9) 4.121%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 655664100

1.	Names of Reporting Persons. ESTATE OF KATHARINE J. NORDSTROM, John N. Nordstrom, Executor I.R.S. Identification Nos. of above persons (entities only). N/A

2.	Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)   ☐

     (b)   ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S.A.

	5.	Sole Voting Power
		-0-

Number of	6.	Shared Voting Power
Shares		5,678,224 Estate of Katharine J. Nordstrom, John N. Nordstrom, Executor is a general partner of the Elmer and Katharine Nordstrom Family Interests, L.P.
Beneficially
Owned by Each	7.	Sole Dispositive Power
Reporting		-0-
Person
With:	8.	Shared Dispositive Power
		5,678,224 Estate of Katharine J. Nordstrom, John N. Nordstrom, Executor is a general partner of the Elmer and Nordstrom Family Interests, L.P.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,678,224

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount In Row (9) 4.121%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 655664100

1.	Names of Reporting Persons. ELMER NORDSTROM TRUST I.R.S. Identification Nos. of above persons (entities only). 91-6394569

2.	Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)   ☐

     (b)   ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization State of Washington

	5.	Sole Voting Power
		-0-

Number of	6.	Shared Voting Power
Shares		5,678,224 Elmer Nordstrom Trust is a general partner of the Elmer & Katharine Nordstrom Family Interests, L.P.
Beneficially
Owned by Each	7.	Sole Dispositive Power
Reporting		-0-
Person
With:	8.	Shared Dispositive Power
		5,678,224 Elmer Nordstrom Trust is a general partner of the Elmer & Katharine Nordstrom Family Interests, L.P.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,678,224

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount In Row (9) 4.121%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 655664100

1.	Names of Reporting Persons. JOHN N. NORDSTROM, TRUSTEE I.R.S. Identification Nos. of above persons (entities only).

2.	Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)   ☐

     (b)   ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S.A.

	5.	Sole Voting Power
		-0-

Number of	6.	Shared Voting Power
Shares		5,678,224 John N. Nordstrom is the sole trustee of the Elmer Nordstrom Trust
Beneficially
Owned by Each	7.	Sole Dispositive Power
Reporting		-0-
Person
With:	8.	Shared Dispositive Power
		5,678,224 John N. Nordstrom is the sole trustee of the Elmer Nordstrom Trust

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,678,224

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount In Row (9) 4.121%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 655664100

1.	Names of Reporting Persons. JAMES F. NORDSTROM INTERESTS, L.P., a Texas limited partnership I.R.S. Identification Nos. of above persons (entities only).

2.	Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)   ☐

     (b)   ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization a Texas Limited Partnership

	5.	Sole Voting Power
		-0-

Number of	6.	Shared Voting Power
Shares		5,678,224 James F. Nordstrom Interests, L.P. is a general partner of the Elmer and Katharine Nordstrom Family Interests, L.P.
Beneficially
Owned by Each	7.	Sole Dispositive Power
Reporting		-0-
Person
With:	8.	Shared Dispositive Power
		5,678,224 James F. Nordstrom Interests, L.P. is a general partner of the Elmer and Katharine Nordstrom Family Interests, L.P.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,678,224

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount In Row (9) 4.121%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 655664100

1.	Names of Reporting Persons. JAMES F. NORDSTROM RESIDUARY TRUST, Sally A. Nordstrom, Trustee I.R.S. Identification Nos. of above persons (entities only).

2.	Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)   ☐

     (b)   ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Washington

	5.	Sole Voting Power
		-0-

Number of	6.	Shared Voting Power
Shares		5,678,224 James F. Nordstrom Residuary Trust, Sally A. Nordstrom, Trustee, is a general partner of the James F. Nordstrom Interests, L.P.
Beneficially
Owned by Each	7.	Sole Dispositive Power
Reporting		-0-
Person
With:	8.	Shared Dispositive Power
		5,678,224 James F. Nordstrom Residuary Trust, Sally A. Nordstrom, Trustee, is a general partner of the James F. Nordstrom Interests, L.P.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,678,224

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount In Row (9) 4.121%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 655664100

1.	Names of Reporting Persons. SALLY A. NORDSTROM I.R.S. Identification Nos. of above persons (entities only).

2.	Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)   ☐

     (b)   ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S.A.

	5.	Sole Voting Power
		-0-

Number of	6.	Shared Voting Power
Shares		5,678,224 Sally A. Nordstrom is a general partner of the James F. Nordstrom Interests, L.P.
Beneficially
Owned by Each	7.	Sole Dispositive Power
Reporting		-0-
Person
With:	8.	Shared Dispositive Power
		5,678,224 Sally A. Nordstrom is a general partner of the James F. Nordstrom Interests, L.P.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,678,224

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount In Row (9) 4.121%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 655664100

1.	Names of Reporting Persons. J. DANIEL NORDSTROM I.R.S. Identification Nos. of above persons (entities only).

2.	Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)   ☐

     (b)   ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S.A.

	5.	Sole Voting Power
		-0-

Number of	6.	Shared Voting Power
Shares		5,678,224 J. Daniel Nordstrom is a general partner of the James F. Nordstrom Interests, L.P.
Beneficially
Owned by Each	7.	Sole Dispositive Power
Reporting		-0-
Person
With:	8.	Shared Dispositive Power
		5,678,224 J. Daniel Nordstrom is a general partner of the James F. Nordstrom Interests, L.P.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,678,224

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount In Row (9) 4.121%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 655664100

1.	Names of Reporting Persons. WILLIAM E. NORDSTROM I.R.S. Identification Nos. of above persons (entities only).

2.	Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)   ☐

     (b)   ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S.A.

	5.	Sole Voting Power
		-0-

Number of	6.	Shared Voting Power
Shares		5,678,224 William E. Nordstrom is a general partner of the James F. Nordstrom Interests, L.P.
Beneficially
Owned by Each	7.	Sole Dispositive Power
Reporting		-0-
Person
With:	8.	Shared Dispositive Power
		5,678,224 William E. Nordstrom is a general partner of the James F. Nordstrom Interests, L.P.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,678,224

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount In Row (9) 4.121%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 655664100

1.	Names of Reporting Persons. JOHN N. NORDSTROM INTERESTS, L.P., a Texas limited partnership I.R.S. Identification Nos. of above persons (entities only). 91-1770763

2.	Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)   ☐

     (b)   ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization A Texas Limited Partnership

	5.	Sole Voting Power
		-0-

Number of	6.	Shared Voting Power
Shares		5,678,224 John N. Nordstrom Interests, L.P. is a general partner of the Elmer and Katharine Nordstrom Interests, L.P.
Beneficially
Owned by Each	7.	Sole Dispositive Power
Reporting		-0-
Person
With:	8.	Shared Dispositive Power
		5,678,224 John N. Nordstrom Interests, L.P. is a general partner of the Elmer and Katharine Nordstrom Interests, L.P.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,678,224

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount In Row (9) 4.121%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 655664100

1.	Names of Reporting Persons. JOHN N. NORDSTROM I.R.S. Identification Nos. of above persons (entities only).

2.	Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)   ☐

     (b)   ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S.A.

	5.	Sole Voting Power
		-0-

Number of	6.	Shared Voting Power
Shares		5,678,224 John N. Nordstrom is a general partner of the John N. Nordstrom Interests, L.P.
Beneficially
Owned by Each	7.	Sole Dispositive Power
Reporting		-0-
Person
With:	8.	Shared Dispositive Power
		5,678,224 John N. Nordstrom is a general partner of the John N. Nordstrom Interests, L.P.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,678,224

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount In Row (9) 4.121%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 655664100

1.	Names of Reporting Persons. SALLY B. NORDSTROM I.R.S. Identification Nos. of above persons (entities only).

2.	Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)   ☐

     (b)   ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S.A.

	5.	Sole Voting Power
		-0-

Number of	6.	Shared Voting Power
Shares		5,678,224 Sally B. Nordstrom is a general partner of the John N. Nordstrom Interests, L.P.
Beneficially
Owned by Each	7.	Sole Dispositive Power
Reporting		-0-
Person
With:	8.	Shared Dispositive Power
		5,678,224 Sally B. Nordstrom is a general partner of the John N. Nordstrom Interests, L.P.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,678,224

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount In Row (9) 4.121%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 655664100

1.	Names of Reporting Persons. JAMES A. NORDSTROM I.R.S. Identification Nos. of above persons (entities only).

2.	Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)   ☐

     (b)   ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S.A.

	5.	Sole Voting Power
		-0-

Number of	6.	Shared Voting Power
Shares		5,678,224 James A. Nordstrom is a general partner of the John N. Nordstrom Interests, L.P.
Beneficially
Owned by Each	7.	Sole Dispositive Power
Reporting		-0-
Person
With:	8.	Shared Dispositive Power
		5,678,224 James A. Nordstrom is a general partner of the John N. Nordstrom Interests, L.P.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,678,224

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount In Row (9) 4.121%

12.	Type of Reporting Person (See Instructions) IN

Item 1.	(a)	Name of Issuer NORDSTROM, INC.

	(b)	Address of Issuer’s Principal Executive Offices

1617 SIXTH AVENUE, SEATTLE, WA 98101

Item 2.	(a)	Name of Person Filing ELMER AND KATHARINE NORDSTROM FAMILY INTERESTS, L.P., a Texas limited partnership

	(b)	Address of Principal Business Office or, if none, Residence

c/o 1617 SIXTH AVENUE, SEATTLE, WA 98101

	(c)	Citizenship TEXAS LIMITED PARTNERSHIP

	(d)	Title of Class of Securities COMMON STOCK

	(e)	CUSIP Number 655664100

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o)

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8)

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J)

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

A.	Elmer and Katharine Nordstrom Family Interests, L.P.
	a.	Amount beneficially owned: 5,678,224

	b.	Percent of class: 4.121%

	c.	i	Sole power to vote or to direct vote: -0-

		ii	Shared power to vote or to direct vote: 5,678,224

		iii	Sole power to dispose of or to direct the disposition: -0-

		iv	Shared power to dispose of or to direct the disposition: 5,678,224

1.	B.	Estate of Katharine J. Nordstrom, John N. Nordstrom, executor

	a.	Amount beneficially owned: 5,678,224

	b.	Percent of class: 4.121%

	c.	i	Sole power to vote or to direct vote: -0-

		ii	Shared power to vote or to direct vote: 5,678,224

		iii	Sole power to dispose of or to direct the disposition: -0-

		iv	Shared power to dispose of or to direct the disposition: 5,678,224

2.	C.	Elmer Nordstrom Trust

	a.	Amount beneficially owned: 5,678,224

	b.	Percent of class: 4.121%

	c.	i	Sole power to vote or to direct vote: -0-

		ii	Shared power to vote or to direct vote: 5,678,224

		iii	Sole power to dispose of or to direct the disposition: -0-

		iv	Shared power to dispose of or to direct the disposition: 5,678,224

3.	D.	John N. Nordstrom, Trustee

	a.	Amount beneficially owned: 5,678,224

	b.	Percent of class: 4.121%

	c.	i	Sole power to vote or to direct vote: -0-

		ii	Shared power to vote or to direct vote: 5,678,224

		iii	Sole power to dispose of or to direct the disposition: -0-

		iv	Shared power to dispose of or to direct the disposition: 5,678,224

E.	James F. Nordstrom Interests, L.P.

	a.	Amount beneficially owned: 5,678,224

	b.	Percent of class: 4.121%

	c.	i	Sole power to vote or to direct vote: -0-

		ii	Shared power to vote or to direct vote: 5,678,224

		iii	Sole power to dispose of or to direct the disposition: -0-

		iv	Shared power to dispose of or to direct the disposition: 5,678,224

4.	F.	James F. Nordstrom Residuary Trust, Sally A. Nordstrom, Trustee

	a.	Amount beneficially owned: 5,678,224

	b.	Percent of class: 4.121%

	c.	i	Sole power to vote or to direct vote: -0-

		ii	Shared power to vote or to direct vote: 5,678,224

		iii	Sole power to dispose of or to direct the disposition: -0-

		iv	Shared power to dispose of or to direct the disposition: 5,678,224

5.	G.	Sally A. Nordstrom

	a.	Amount beneficially owned: 5,678,224

	b.	Percent of class: 4.121%

	c.	i	Sole power to vote or to direct vote: -0-

		ii	Shared power to vote or to direct vote: 5,678,224

		iii	Sole power to dispose of or to direct the disposition: -0-

		iv	Shared power to dispose of or to direct the disposition: 5,678,224

6.	H.	J. Daniel Nordstrom

	a.	Amount beneficially owned: 5,678,224

	b.	Percent of class: 4.121%

	c.	i	Sole power to vote or to direct vote: -0-

		ii	Shared power to vote or to direct vote: 5,678,224

		iii	Sole power to dispose of or to direct the disposition: -0-

		iv	Shared power to dispose of or to direct the disposition: 5,678,224

7.	I.	William E. Nordstrom

	a.	Amount beneficially owned: 5,678,224

	b.	Percent of class: 4.121%

	c.	i	Sole power to vote or to direct vote: -0-

		ii	Shared power to vote or to direct vote: 5,678,224

		iii	Sole power to dispose of or to direct the disposition: -0-

		iv	Shared power to dispose of or to direct the disposition: 5,678,224

8.	J.	John N. Nordstrom Interests, L.P.

	a.	Amount beneficially owned: 5,678,224

	b.	Percent of class: 4.121%

	c.	i	Sole power to vote or to direct vote: -0-

		ii	Shared power to vote or to direct vote: 5,678,224

		iii	Sole power to dispose of or to direct the disposition: -0-

		iv	Shared power to dispose of or to direct the disposition: 5,678,224

9.	K.	John N. Nordstrom

	a.	Amount beneficially owned: 5,678,224

	b.	Percent of class: 4.121%

	c.	i	Sole power to vote or to direct vote: -0-

		ii	Shared power to vote or to direct vote: 5,678,224

		iii	Sole power to dispose of or to direct the disposition: -0-

		iv	Shared power to dispose of or to direct the disposition: 5,678,224

10.	L.	Sally B. Nordstrom

	a.	Amount beneficially owned: 5,678,224

	b.	Percent of class: 4.121%

	c.	i	Sole power to vote or to direct vote: -0-

		ii	Shared power to vote or to direct vote: 5,678,224

		iii	Sole power to dispose of or to direct the disposition: -0-

		iv	Shared power to dispose of or to direct the disposition: 5,678,224

11.	M.	James A. Nordstrom

	a.	Amount beneficially owned: 5,678,224

	b.	Percent of class: 4.121%

	c.	i	Sole power to vote or to direct vote: -0-

		ii	Shared power to vote or to direct vote: 5,678,224

		iii	Sole power to dispose of or to direct the disposition: -0-

		iv	Shared power to dispose of or to direct the disposition: 5,678,224

Instruction. For computations regarding securities which represent a right to acquire an underlying security see §240.13d3(d)(1).

Item 5.	Ownership of Five Percent or Less of a Class

NOT APPLICABLE

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐ .

Instruction: Dissolution of a group requires a response to this item.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

NOT APPLICABLE

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

NOT APPLICABLE

If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

Item 8.	Identification and Classification of Members of the Group

NOT APPLICABLE

If a group has filed this schedule pursuant to §240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to §240.13d-1(c) or §240.13d-1(d), attach an exhibit stating the identity of each member of the group.

Item 9.	Notice of Dissolution of Group

NOT APPLICABLE

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

Item 10.	Certification

(a)	The following certification shall be included if the statement is filed pursuant to §240.13d-1(b):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(b)	The following certification shall be included if the statement is filed pursuant to §240.13d-1(c):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[Remainder of page intentionally left blank]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 9, 2004

ELMER AND KATHARINE NORDSTROM FAMILY INTERESTS, L.P.

		By	ESTATE OF KATHARINE J. NORDSTROM, JOHN NORDSTROM, EXECUTOR, General Partner

	By	/s/ John N. Nordstrom John N. Nordstrom, Executor

		By	ELMER NORDSTROM TRUST, General Partner

	By	/s/ John N. Nordstrom John N. Nordstrom, Trustee

		By	JAMES F. NORDSTROM INTERESTS, L.P., General Partner

			By	JAMES F. NORDSTROM RESIDUARY TRUST, SALLY A. NORDSTROM TRUSTEE, General Partner SALLY A. NORDSTROM, General Partner J. DANIEL NORDSTROM General Partner WILLIAM E. NORDSTROM, General Partner

	By	/s/ John N. Nordstrom John N. Nordstrom, Attorney-in-Fact

		By	JOHN N. NORDSTROM INTERESTS, L.P., General Partner

			By	JOHN N. NORDSTROM, General Partner SALLY B. NORDSTROM, General Partner JAMES A. NORDSTROM, General Partner

	By	/s/ John N. Nordstrom John N. Nordstrom, Attorney-in-Fact

EXHIBIT A
Agreement of Joint Filing

     The undersigned hereby agree that they are filing jointly pursuant to Rule 13G-1(f)(1) of the Act the statement dated February 9, 2004, containing the information required by Schedule 13G, for the 5,678,224 Shares of the Common Stock of Nordstrom, Inc. held by the Elmer and Katharine Nordstrom Family Interests, L.P.

Dated: February 9, 2004

ELMER AND KATHARINE NORDSTROM FAMILY INTERESTS, L.P.

		By	ESTATE OF KATHARINE J. NORDSTROM, JOHN NORDSTROM, EXECUTOR, General Partner

	By	/s/ John N. Nordstrom John N. Nordstrom, Executor

		By	ELMER NORDSTROM TRUST, General Partner

	By	/s/ John N. Nordstrom John N. Nordstrom, Trustee

		By	JAMES F. NORDSTROM INTERESTS, L.P., General Partner

			By	JAMES F. NORDSTROM RESIDUARY TRUST,
SALLY A. NORDSTROM, TRUSTEE, General Partner
SALLY A. NORDSTROM, General Partner
J. DANIEL NORDSTROM General Partner
WILLIAM E. NORDSTROM, General Partner

	By	/s/ John N. Nordstrom John N. Nordstrom, Attorney-in-Fact

		By	JOHN N. NORDSTROM INTERESTS, L.P., General Partner

			By	JOHN N. NORDSTROM, General Partner
SALLY B. NORDSTROM, General Partner
JAMES A. NORDSTROM, General Partner

	By	/s/ John N. Nordstrom John N. Nordstrom, Attorney-in-Fact

EXHIBIT B

General Partners of the Elmer and Katharine Nordstrom Family Interests, L.P.

     Each member of the Elmer and Katharine Nordstrom Family Interests, L.P. is identified below:

• Estate of Katharine J. Nordstrom, John Nordstrom, Executor

• Elmer Nordstrom Trust

• John N. Nordstrom

• James F. Nordstrom Family Interests, L.P., a Texas limited partnership

• James F. Nordstrom Residuary Trust, Sally A. Nordstrom, Trustee

• Sally A. Nordstrom

• J. Daniel Nordstrom

• William E. Nordstrom

• John N. Nordstrom Interests, L.P., a Texas limited partnership

• John N. Nordstrom

• Sally B. Nordstrom

• James A. Nordstrom

EXHIBIT C

POWER OF ATTORNEY

     The undersigned partnerships, managing partners of Elmer and Katharine Nordstrom Family Interests, L.P. (the “Partnership”), hereby confirm that they have reached a unanimous decision on the parameters of sale of Nordstrom, Inc. stock held by the Partnership, and hereby constitute and appoint John N. Nordstrom attorney-in-fact with the power of substitution for the undersigned in any and all capacities, to sign and file any and all forms, schedules, statements and other documents required to be filed by the undersigned with the Securities and Exchange Commission with respect to any shares of stock or other securities held by the Partnership; hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof. This power of attorney is effective on the date signed below and for a period of five (5) years thereafter, unless earlier revoked by either undersigned partnership.

     This document may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument. In addition, facsimile signatures shall be deemed to have the same effect as original signatures.

DATED: March 5, 2001

     John N. Nordstrom Interests, L.P., Managing Partner

By:	/s/ JOHN N. NORDSTROM John N. Nordstrom, Managing Partner

     James F. Nordstrom Interests, L.P., Managing Partner

By:	/s/ J. DANIEL NORDSTROM J. Daniel Nordstrom, Managing Partner

By:	/s/ WILLIAM E. NORDSTROM William E. Nordstrom, Managing Partner

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)